AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of the 8th day of August, 2009 by and among Old Mutual Capital, Inc. (the “Adviser”), Ashfield Capital Partners, LLC (the “Sub-Adviser”), and Old Mutual Funds II, a Delaware statutory trust (the “Trust”) to the Investment Sub-Advisory Agreement dated the 3rd day of July, 2007, as amended, by and between the Adviser, Sub-Adviser, and the Trust (the “Sub-Advisory Agreement”).

The parties desire to reduce the compensation paid under the Sub-Advisory Agreement with respect to the Old Mutual Large Cap Growth Fund, effective August 8, 2009.  Accordingly, effective August 8, 2009, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Sub-Advisory Agreement shall continue in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

OLD MUTUAL CAPITAL, INC.	OLD MUTUAL FUNDS II

By: /s/ Mark E. Black	By: /s/ Robert T. Kelly
Name: Mark E. Black	Name: Robert T. Kelly
Title: Chief Financial Officer	Title: Treasurer

ASHFIELD CAPITAL PARTNERS, LLC

By: /s/ J. Stephen Lauck
Name: J. Stephen Lauck
Title: President and Chief Executive Officer

SCHEDULE A
DATED AUGUST 8, 2009
TO
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
ASHFIELD CAPITAL PARTNERS, LLC
OLD MUTUAL CAPITAL, INC.
AND
OLD MUTUAL FUNDS II
DATED JULY 3, 2007

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Large Cap Growth Fund	0.35%	0.335%	0.325%	0.325%	0.275%	0.225%	0.175%

Breakpoints will be calculated based on the total assets of each Fund